Exhibit 99.1

CTG Reports Fourth Quarter and Full Year 2019 Results

Operating Income Increased by $3.3 Million Year-over-Year and $4.9 Million for the Full Year

Achieved GAAP EPS of $0.12; non-GAAP EPS of $0.14 in the Quarter

Full Year GAAP EPS of $0.29

Non-GAAP EPS of $0.40, a Multi-Year High, Exceeding the High-end of Guidance Range

Solutions Revenue Expanded to 38% of Total Revenue in the Quarter

BUFFALO, N.Y., Feb. 25, 2020 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today announced its financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter Financial Summary

•	Total revenue increased 6.6% year-over-year to $99.3 million

•	Total revenue increased 8.0% year-over-year, excluding the negative impact of foreign currency

•	Revenue from Solutions increased 26.8% year-over-year to 38.2% of total revenue, compared with 32.1% of total revenue in the fourth quarter of 2018

•	Revenue in Europe increased 21.3% (25.0% in local currency) year-over-year and represented 41.3% of total revenue, compared with 36.4% of total revenue in fourth quarter of 2018

•	Operating income increased by $3.3 million year-over-year, reflecting a higher contribution from the Solutions business

•	GAAP net income was $1.7 million, or $0.12 per diluted share, and included acquisition-related expenses of $0.3 million; non-GAAP net income was $2.0 million, or $0.14 per diluted share

Fourth Quarter and Recent Business Highlights

•

Continued momentum generating new business in Europe, driven in part by realized synergies from the acquisition of Tech-IT, including an expanded portfolio of end-to-end IT and infrastructure solutions

•	Signed a multi-year contract with Fonds du Logement (FDL) for phase two implementation of Microsoft Dynamics ERP system and development of middleware to integrate existing third-party applications

•

Secured sizable solutions engagements in Luxembourg, including a hardware and software implementation for a large civil engineering and construction firm, and a project to integrate IT and infrastructure resources at a first-time client’s newest facility

•	Signed a series of contracts with a long-term client in the U.S. to provide software development, mobile device support, and help desk services

•

Commenced an implementation of automated testing solution for a leading integrated healthcare organization in the northeastern U.S., representing CTG’s first testing solutions engagement in North America

•	Achieved the designation as a Great Place to Work-CertifiedTM in the U.S., complementing the Company’s existing certified workplaces throughout Europe

Full Year Financial and Recent Business Highlights

•	Total revenue grew 9.9% year-over-year to $394.2 million

•	Revenue from Solutions grew 24.9% to represent 35.8% of total revenue

•	Revenue in Europe increased 20.5% (27.2% in local currency) year-over-year and represented 38.5% of total revenue, compared with 35.1% of total revenue in 2018

•

Operating income more than tripled to $7.0 million year-over-year, primarily reflecting the successful ongoing transition towards a more Solutions-centric organization and focus on higher-margin business

•	GAAP net income was $4.1 million, or $0.29 per diluted share, and included acquisition-related expenses of $1.5 million; non-GAAP net income was $5.6 million, or $0.40 per diluted share

CEO Comments on Results

“The fourth quarter marked a strong finish to a highly successful year for CTG,” stated Filip Gydé, who commenced as CTG’s President and CEO on March 1, 2019. “Revenue grew more than 6.5% in the fourth quarter and nearly 10% for the full year, led by continued momentum in our Solutions business and expanding new engagements across Europe. We continue to achieve our objective of increasing the mix of higher-margin services as evidenced by our Solutions business growing about 25% for the full year. Operating profit also improved significantly, with both operating income and margin more than tripling over 2018. As result, earnings per share reached a four-year high for the year as well as the quarter.”

“Our strong financial results prove that our strategy is working. As part of our plan, we are capitalizing on the competitive strengths and capabilities of the Company, while adapting our approach and offerings to better address the current trends in our target market verticals. Moreover, we continue to take steps to better position our Solutions business as the foundation of how we operate while delivering superior quality and value to our clients. Looking ahead, we are taking action to accelerate the successful transformation of CTG’s business and further expand our global solutions offerings, including application support, data management and testing. We remain focused on executing our strategic plan and achieving our objectives of increased profitability, sustainable long-term growth and shareholder value creation.”

“I am also pleased to report that we successfully completed the remaining integration activities associated with our early 2019 acquisition of Tech-IT. When taken together with our purchase of Soft Company in 2018, it is difficult to overstate the significant contributions these two acquisitions made toward what CTG has accomplished over the past two years. In terms of our consolidated financial results, these acquired businesses overall performed exceptionally well, increased our top-line growth, and were immediately accretive to CTG’s operating profitability. In 2019, Soft Company contributed with an operating margin of more than 7% while Tech-IT performed even better, with an operating margin of more than 9.5%.”

“Although these acquisitions were successful based strictly on their financial merits, each has also provided strategic synergies and benefits. Soft Company has expanded CTG’s footprint in Europe by establishing a solid presence in France with services including business intelligence, analytics and mobile application development. Tech-IT has added highly complementary services including infrastructure development and integration, software development and cloud services, giving us the ability to deliver complete end-to-end Solutions offerings to existing and prospective clients in Europe.”

“Both of these acquisitions significantly accelerated the growth of our Solutions business and our ability to accelerate CTG’s broader strategic shift to a Solutions-centric organization. Each company continues to be well-managed and presents a faster means of adding revenue and profits compared with what would have been required to achieve equivalent results utilizing a purely organic strategy. We plan to continue to opportunistically pursue targeted acquisitions that accelerate our strategic plan and the shift to IT solutions which yields higher margins, and that are immediately accretive to growth and profitability.”

Consolidated Fourth Quarter Results

Revenue in the fourth quarter of 2019 was $99.3 million, compared with $97.2 million in the third quarter of 2019, and $93.1 million in the fourth quarter of 2018. The year-over-year increase in fourth quarter revenue primarily resulted from the contribution of the Tech-IT acquisition in February 2019. Currency translation had a negative impact of $1.3 million on revenue in the fourth quarter, compared with a negative $1.6 million impact in the third quarter of 2019, and a negative $1.0 million impact in the fourth quarter of 2018.

Direct costs in the fourth quarter of 2019 were $79.1 million, or 79.6% of revenue, compared with $78.5 million, or 80.7% of revenue, in the third quarter of 2019, and $75.4 million, or 81.0% of revenue, in the fourth quarter of 2018. SG&A expense in the fourth quarter of 2019 was $17.7 million, which included $0.6 million in acquisition-related costs associated with Soft Company and Tech-IT. This compared with $17.2 million of expenses in the third quarter of 2019, which included $0.8 million in acquisition-related costs. SG&A expense in the fourth quarter of 2018 was $18.5 million, which included $0.5 million in acquisition-related costs and $0.7 million in severance-related charges.

Operating income in the fourth quarter of 2019 was $2.5 million, or 2.5% of revenue, and included the previously referenced acquisition-related costs. Excluding acquisition-related expenses, non-GAAP operating income was $3.1 million, or 3.1% of revenue. Operating income in the third quarter of 2019 was $1.5 million, or 1.6% of revenue, and included acquisition-related costs. Excluding acquisition-related expenses, non-GAAP operating income in the third quarter of 2019 was $2.3 million, or 2.4% of revenue. Operating loss in the fourth quarter of 2018 was $0.8 million, or (0.8%) of revenue, and included acquisition-related and severance expenses. Excluding acquisition-related and severance expenses, non-GAAP operating income in the fourth quarter of 2018 was $0.4 million, or 0.4% of revenue. CTG’s operations outside of the U.S. are conducted in local currencies. Accordingly, fluctuations in currency valuation for the countries in which the Company operates generally have minimal impact on operating results; these fluctuations reduced operating income by less than $0.1 million in the fourth quarter of 2019.

Net income in the fourth quarter of 2019 was $1.7 million, or $0.12 per diluted share, which included $0.3 million, or $0.02 per diluted share, in acquisition-related expenses. Net income in the third quarter of 2019 was $0.9 million, or $0.06 per diluted share, which included $0.5 million, or $0.04 per diluted share, in acquisition-related expenses. Net loss in the fourth quarter of 2018 was $5.3 million, or ($0.39) per share, which included $0.9 million, or $0.06 per share, in acquisition-related and severance expenses, and $0.36 per diluted share in tax-related items.

CTG’s effective income tax rate in the fourth quarter of 2019 was 34.0% compared with 33.5% in the third quarter of 2019. The Company’s effective tax rate in the fourth quarter of 2018 was 449%, which reflected a reserve for the U.S. deferred tax assets of $3.8 million, costs under the Global Intangible Low-Taxed Income (GILTI) provisions of the 2017 Tax Cuts and Jobs Act totaling $0.7 million, and non-deductible acquisition-related costs in the Company’s foreign operations for the acquisition of Soft Company.

Consolidated Full Year Results

For the full year 2019, revenue was $394.2 million, compared with $358.8 million in 2018. Currency translation had a negative impact of $8.4 million on revenue in 2019, compared with currency translation benefit of $4.9 million in 2018. Direct costs in 2019 were $319.1 million, or 81.0% of revenue, compared with $290.3 million, or 80.9% of revenue in 2018. SG&A expense in 2019 was $68.0 million, and included $2.3 million in acquisition related costs, compared with $66.4 million in 2018, which included $2.0 million in acquisition related costs and $0.7 million in severance-related charges.

Operating income for the full year 2019 was $7.0 million, which included $2.3 million of acquisition-related expenses. This compared with operating income of $2.1 million in 2018, which included $2.0 million of acquisition-related expenses and $0.7 million of severance-related charges. GAAP net income for 2019 was $4.1 million, or $0.29 per diluted share, which included acquisition-related expenses of $0.11 per share. This compared with a GAAP net loss in 2018 of $2.8 million, or ($0.20) per share, which included a non-taxable life insurance gain of $0.06 per share, acquisition-related expenses of $0.10 per share, severance of $0.04 per share, a $0.29 per share non-cash charge related to reserves for U.S. deferred tax assets, and other tax-related items of $0.07 per share.

Balance Sheet

Cash and short-term investments at December 31, 2019 were $10.8 million, and the Company had $5.5 million in cash, net of long-term debt. Days sales outstanding were 85 in the fourth quarter of 2019 compared with 82 in the fourth quarter of 2018.

Guidance and Outlook

For the full year 2020, the Company provided the following guidance:

	2020 Full Year Guidance
(revenue in millions)	Low	High
Consolidated Revenue	$380.0	$400.0
GAAP Diluted EPS	$0.32	$0.38
Non-GAAP Diluted EPS	$0.42	$0.48

Non-GAAP diluted EPS guidance excludes acquisition-related expenses, which include due diligence costs, the amortization of acquisition-related intangible assets, and changes in the value of earn-out payments. Given the inherent uncertainty related to expenses that may be incurred associated with shareholder activism, we have not excluded them from the above guidance.

CTG Executive Vice President and Chief Financial Officer John M. Laubacker, commented, “The team’s commitment to focused execution on our strategy throughout 2019 generated exceptional results under Filip’s leadership and progress in line with our key financial objectives, as highlighted by our significant improvement in earnings for the fourth quarter and full year.”

“The Company’s guidance for 2020 reflects our expectation for increased year-over-year operating profits on the same or less revenue. In support of these objectives, we have recently taken advantage of select opportunities to more aggressively transition away from less profitable staffing business as we accelerate our shift toward an increased mix of higher-margin Solutions business, including application support, data management and testing.”

“Specific to the first quarter, three fewer billable days than the fourth quarter of 2019, and near-term headwinds associated with the transition away from lower-margin business, will result in revenue of approximately $87.0 million. However, because of an improved mix of business and operating performance, we expect earnings per share for the first quarter of 2020 to increase by approximately 50% over the prior year period. As we progress through 2020, our ongoing strategic actions will contribute to further improvement in the financial profile of our business and result in another strong year for the Company.”

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting, facilitating ongoing operating decisions, and measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely with its internal measurement processes and are reflective of the Company’s core operating results.

Specifically, the non-GAAP information as presented for the quarterly and full year periods of 2019, as well as the quarterly and full year periods of 2018, exclude certain acquisition-related expenses, primarily consisting of due diligence costs, the amortization of intangible assets, and changes in the value of earn-out payments upon the achievement of certain financial targets from the acquisitions of Soft Company and Tech-IT. Additionally, the non-GAAP information as presented for the fourth quarter and full year periods of 2018 reflect certain severance costs and an adjustment related to a gain from non-taxable life insurance. The Company believes these costs and the non-taxable life insurance gain are not indicative of its core operating results.

The reconciliation of GAAP to non-GAAP information for the fourth quarter ended December 31, 2019 is as follows:

(in millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$2.5	2.5%	$1.7	$0.12
Acquisition-related expenses	0.6	0.6%	0.3	0.02

Non-GAAP results	$3.1	3.1%	$2.0	$0.14

The reconciliation of GAAP to non-GAAP information for the full year ended December 31, 2019 is as follows:

(in millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$7.0	1.8%	$4.1	$0.29
Acquisition-related expenses	2.3	0.6%	1.5	0.11

Non-GAAP results	$9.3	2.4%	$5.6	$0.40

The reconciliation of GAAP to non-GAAP information for the third quarter ended September 27, 2019 is as follows:

(in millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$1.5	1.6%	$0.9	$0.06
Acquisition-related expenses	0.8	0.8%	0.5	0.04

Non-GAAP results	$2.3	2.4%	$1.4	$0.10

The reconciliation of GAAP to non-GAAP information for the fourth quarter ended December 31, 2018 is as follows:

(in millions, except EPS)	Operating Income/ (Loss)	Operating Margin	Net Income/ (Loss)	Diluted EPS
GAAP results	($0.8)	(0.8%)	($5.3)	($0.39)
Severance	0.7	0.7%	0.5	0.04
Acquisition-related expenses	0.5	0.5%	0.4	0.02

Non-GAAP results	$0.4	0.4%	($4.4)	($0.33)

The reconciliation of GAAP to non-GAAP information for the full year ended December 31, 2018 is as follows:

(in millions, except EPS)	Operating Income/ (Loss)	Operating Margin	Net Income/ (Loss)	Diluted EPS
GAAP results	$2.1	0.6%	($2.8)	($0.20)
Non-taxable life insurance gain	—	0.0%	(0.8)	(0.06)
Severance	0.7	0.2%	0.5	0.04
Acquisition-related expenses	2.0	0.5%	1.5	0.10

Non-GAAP results	$4.8	1.3%	($1.6)	($0.12)

Conference Call and Webcast

CTG will hold a conference call today at 11:00 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-844-767-5679 and enter the access code, 7028804. The conference call will also be available via webcast in the Investors section of CTG’s website at www.ctg.com.

A replay of the call will be available between 2:00 p.m. Eastern Time on February 25, 2020, and 11:59 p.m. Eastern Time on February 29, 2020, by dialing 1-866-207-1041 and entering the access code, 4081492. The webcast will be archived on CTG’s website in the Events & Presentations section for at least 90 days following completion of the conference call.

About CTG

CTG has established a reputation for responsiveness and reliability—traits that our clients say set us apart—since our founding in 1966. Today, we provide comprehensive information, technology, and business solutions that address critical challenges for clients in high-growth industries in North America and Western Europe. Backed by a proven track record of reliable delivery, CTG fosters long-term client relationships and trust, which allows us to develop strategic insights that maximize client investments and competitive advantage. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2020 and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM), the ability to integrate businesses when acquired and retain their clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, actions of activist shareholders, and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s Form 10-K for the year ended December 31, 2018, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

(716) 887-7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2019	2018	2019	2018
Revenue	$99,320	$93,129	$394,170	$358,769
Direct costs	79,079	75,391	319,135	290,282
Selling, general and administrative expenses	17,713	18,527	68,003	66,407

Operating income (loss)	2,528	(789)	7,032	2,080
Other income (expense), net	5	(169)	(743)	189

Income (loss) before income taxes	2,533	(958)	6,289	2,269
Provision for income taxes	862	4,301	2,164	5,086

Net income (loss)	$1,671	$(5,259)	$4,125	$(2,817)

Net income (loss) per share:
Basic	$0.12	$(0.39)	$0.31	$(0.20)

Diluted	$0.12	$(0.39)	$0.29	$(0.20)

Weighted average shares outstanding:
Basic	13,509	13,350	13,450	13,805
Diluted	14,238	13,350	13,997	13,805

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	December 31,	December 31,
	2019	2018
Current Assets:
Cash and cash equivalents	$10,781	$12,431
Accounts receivable, net	88,772	81,313
Other current assets	2,295	2,274

Total current assets	101,848	96,018
Property and equipment, net	6,379	5,656
Operating lease right-of-use assets	20,943	—
Cash surrender value	3,133	3,476
Acquired intangibles, net	8,439	5,936
Goodwill, net	16,681	11,664
Other assets	973	1,371

Total Assets	$158,396	$124,121

Current Liabilities:
Accounts payable	$18,612	$12,387
Accrued compensation	23,538	21,434
Current portion of operating lease liabilities	5,790	—
Other current liabilities	8,800	10,342

Total current liabilities	56,740	44,163
Long-term debt	5,290	3,640
Long-term lease liabilities	15,153	—
Other liabilities	14,977	12,090
Shareholders’ equity	66,236	64,228

Total Liabilities and Shareholders’ Equity	$158,396	$124,121

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Year Ended
	Dec. 31,	Dec. 31,
	2019	2018
Net income (loss)	$4,125	$(2,817)
Depreciation and amortization expense	3,268	2,537
Equity-based compensation expense	1,748	2,353
Other operating items	(611)	(2,376)

Net cash provided by (used in) operating activities	8,530	(303)
Net cash used in investing activities	(11,521)	(12,645)
Net cash provided by financing activities	1,794	14,612
Effect of exchange rates on cash and cash equivalents	(453)	(403)

Net increase (decrease) in cash and cash equivalents	(1,650)	1,261
Cash and cash equivalents at beginning of period	12,431	11,170

Cash and cash equivalents at end of period	$10,781	$12,431

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(amounts in thousands except days data)

(Unaudited)

	For the Quarter Ended				For the Year Ended
	Dec. 31,		Dec. 31,		Dec. 31,		Dec. 31,
	2019		2018		2019		2018
Revenue by Service
IT Solutions	$37,946	38.2%	$29,932	32.1%	$141,169	35.8%	$113,009	31.5%
IT Staffing	61,374	61.8%	63,197	67.9%	253,001	64.2%	245,760	68.5%

Total	$99,320	100.0%	$93,129	100.0%	$394,170	100.0%	$358,769	100.0%

Revenue by Vertical Market
Technology Service Providers	32%		33%		32%		32%
Manufacturing	16%		19%		17%		20%
Healthcare	16%		16%		17%		16%
Financial Services	14%		15%		14%		15%
General Markets	17%		12%		15%		12%
Energy	5%		5%		5%		5%

Total	100%		100%		100%		100%

Revenue by Location
North America	$58,264	59%	$59,271	64%	$242,218	61%	$232,695	65%
Europe	41,056	41%	33,858	36%	151,952	39%	126,074	35%

Total	$99,320	100%	$93,129	100%	$394,170	100%	$358,769	100%

Foreign Currency Impact on Revenue
Europe	$(1,264)		$(1,049)		$(8,390)		$4,922
Billable Travel Included in Revenue and Direct Costs
Billable Travel	$629		$656		$2,584		$3,185
Billable Days in Period	65		64
DSO	85		82
Long-term Debt Balance	$5,290		$3,640

-END-

CTG news releases are available on the Web at www.ctg.com.